Exhibit 99.1
The Chefs’ Warehouse, Inc. Successfully Completes its Initial Public Offering
Ridgefield, CT, August 2, 2011 — The Chefs’ Warehouse, Inc. (NASDAQ: CHEF), a premier distributor of specialty food products in the United States, today announced that it successfully completed its initial public offering of 10,350,000 shares of common stock at $15.00 per share, which included 4,666,667 shares sold by The Chefs’ Warehouse and 5,683,333 shares sold by certain of The Chefs’ Warehouse’s existing stockholders, including 1,350,000 shares sold to the underwriters to cover over-allotments. The common stock began trading on The NASDAQ Global Market on July 28, 2011 under the symbol “CHEF”.
Total net proceeds to The Chefs’ Warehouse from the offering, after deducting underwriter discounts and commissions and estimated offering expenses, were approximately $63.1 million. The Chefs’ Warehouse will use the net proceeds from the offering to repay indebtedness.
Jefferies & Company, Inc., BMO Capital Markets Corp. and Wells Fargo Securities, LLC are acting as joint book-running managers of this offering. The co-managers are BB&T Capital Markets and Canaccord Genuity Inc. The offering will be made only by means of a prospectus. A copy of the final prospectus related to this offering may be obtained by contacting Jefferies & Company, Inc., 520 Madison Avenue, 12th Floor, New York, NY 10022, Attention: Equity Syndicate Prospectus Department, or by calling toll-free (877) 547-6340 or by email to prospectus_department@jefferies.com, or BMO Capital Markets Corp, Attention: Equity Syndicate Department 3 Times Square, New York, NY 10036 or by calling (800) 414-3627 or by email to bmoprospectus@bmo.com, or Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, NY 10152, or by calling toll-free (800) 326-5897 or by email to cmclientsupport@wellsfargo.com. The final prospectus may also be obtained on the Securities and Exchange Commission’s Web site at www.sec.gov.
About The Chefs’ Warehouse
The Chefs’ Warehouse (www.chefswarehouse.com) is a premier distributor of specialty food products in the United States focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools and specialty food stores. The Chefs’ Warehouse carries and distributes more than 11,500 products to more than 7,000 customer locations throughout the United States.
Contacts:
Investor Relations
Don Duffy, (718) 684-8415
Media Relations
Ted Lowen, (646) 277-1238